Exhibit 1A-6D

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated: August 22, 2019

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) for the purchase of the membership interests of LUST FOR LIFE FOOTWEAR, LLC (“L4L” or “Company”), a New Jersey limited liability company with its principal place of business at 1086 Teaneck Road, Suite 3D, Teaneck, NJ 07666, is made this day between the members of L4L described on the signature page (each the “Member” or “Seller” and collectively the “Members” or the “Sellers”) and Leaf of Life Holdings Limited, (“Buyer”), a Nevada corporation.

RECITALS

WHEREAS, the Members now own exactly one hundred percent (100%) of the membership interests of the Company (the “Membership Interest.”), and

WHEREAS, the Buyer desires to purchase from Sellers, and Seller desire to sell to Buyer, an aggregate of one hundred percent (100%) Membership Interest of L4L that Sellers now own (the “Membership Interest Purchase”), and

WHEREAS, Seller desires to assign all their rights to L4L Membership Interest to Buyer;

WHEREAS, the parties hereto desire to complete the Membership Interest Purchase upon the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed as follows:

AGREEMENT

1.	Sale of Membership Interest. Sellers hereby agree to sell and deliver to Buyer, and Buyer hereby agrees to purchase from Sellers, 100% of the membership interests of the Company, apportioned as indicated on the signature page, attached hereto.

2.	Purchase Price. The purchase price for all the Membership Interest sold by Seller shall be exactly seventy seven thousand seven hundred eight nine (77,789) shares of Series B Preferred shares of the Buyer (the “Purchase Shares”).

3.	Reserved.

4.	Reserved.

5.	Closing.

a.	Unless otherwise agreed by the parties, the Closing shall occur by parties mailing to each other executed Agreements on or before August 23, 2019, (the “Closing”), TIME BEING OF THE ESSENCE, or at such other date as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”).

b.	At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the original certificates representing the Membership Interest, duly endorsed in blank and in good order for transfer, the corporate minute book, seal, and the Membership Interest records of the Company or such other form of transfer sufficient to transfer unencumbered ownership to the Buyer.

c.	At Closing, Buyer shall deliver to a Sellers evidence that the Purchase Shares have been issued to the Sellers in amounts described on the signature page; and

d.	At or upon Closing, the parties shall execute all other documents and take such other actions as are reasonably necessary to carry out the terms of this Agreement and consummate the transactions contemplated hereby.

6.	Representations and Warranties of Seller. Sellers jointly and severally represent and warrants to Buyer as follows:

a.	Authority. Each Seller has the authority to enter into this Agreement and to carry out his obligations hereunder. Each Seller represents that this Agreement is a valid and binding obligation of the respective Seller. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the respective Seller with any of the provisions hereof will result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either the respective Member or Seller is a party, or by which they or any of their properties or assets may be bound.

b.	Clear Title. Sellers are the owners, free and clear of any encumbrances, of all the outstanding Membership Interest in the Company.

c.	Accuracy of Statements. Neither this Agreement nor any statement or other information furnished or to be furnished by Sellers to Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

7.	Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as Follows:

a.	Authority. Buyer has the authority to enter into this Agreement and to carry out its obligations hereunder. Buyer represents that this Agreement is a valid and binding obligation of Buyer.

b.	Accuracy of Statements. Neither this Agreement nor any statement or other information furnished by Buyer to Seller in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, not misleading.

8.	Covenants of Sellers. Seller agree that, unless Buyer otherwise agrees in writing, from the date of this Agreement until Closing;

a.	Preservation of Business. Sellers shall preserve intact the Company’s present business organization; preserve and protect the goodwill and advantageous relationships of the Company with its customers and other persons having business dealings with the Company; preserve and maintain in force all licenses, permits, registrations, trade names, service marks, copyrights, bonds, and other similar rights of the Company; and cause the Company to comply with all laws applicable to the conduct of its business.

b.	Ordinary Course. Sellers shall cause the Company to conduct its business only in the usual, regular, and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to their methods of management or operation in respect of the Company.

c.	Books and Records. Sellers shall cause the Company to maintain its books, accounts, and records in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied and in compliance with all applicable laws.

d.	Investigation. Sellers shall at all reasonable times permit Buyer access to the Company’s property, books, and records for the purpose of permitting a complete and detailed examination by Buyer, and Seller shall furnish Buyer, upon request, any information reasonably requested with respect to the Company’s property, assets, business, and affairs.

9.	Covenants of Buyer. Buyer agrees, unless Sellers otherwise agree in writing, that Buyer shall obtain prior to Closing all necessary consents and approvals of all necessary persons to the performance by Buyer of the Membership Interest Purchase contemplated by this Agreement. Buyer shall make all filings applications, statements and reports to all federal and state government agencies or entities which are required to be made prior to Closing by or on behalf of Buyer pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

10.	Parties Negative Covenants. Each Sellers hereby covenants and warrants to each other that, from the date of this Agreement until Closing, they will not, without the prior written consent of the other party, cause the Company to declare or pay any dividend; redeem or otherwise acquire any Membership Interest of its capital Membership Interest now or hereafter outstanding; issue any new or additional Membership Interest, or cancel, sell, transfer or otherwise dispose of the Membership Interest purchased hereunder except upon compliance with the provisions of Section 2 hereof. Each Seller further covenants that he will not cause the Company to create any additional obligations to employees that will survive Closing, including, but not limited to, employee benefit plans, bonuses, and other compensation.

11.	Conditions Precedent to Obligations of Sellers. The obligations of the Seller under this Agreement are subject to the satisfaction of the following conditions on or before Closing unless waived in writing by Sellers;

a.	Accuracy of Representations and Warranties. The representations and warranties of buyer set forth in Section 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of closing as though made on and as of Closing, except as otherwise specified by this Agreement.

b.	Performance of Obligations of Buyer. Buyer shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them.

12.	Conditions Precedent to Obligations of Buyer. The obligations of Buyer to perform under this Agreement are subject to the satisfaction of the following conditions on or before Closing unless waived in writing by Buyer:

a.	Accuracy of Representation and Warranties. The representations and warranties of the Sellers set forth in Section 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the closing date as though made on and as of Closing, except as otherwise specified by this Agreement.

b.	Performance of Obligations of Sellers. Each Seller shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement required to be performed and complied with by them.

c.	Reserved.

13.	Survival of Representations and Warranties. Each party hereto covenants and agrees that its representations and warranties contained in this Agreement, and in any document delivered or to be delivered pursuant to this Agreement in connection with Closing hereunder, shall survive Closing.

14.	Reserved.

15.	Indemnification and Release.

In consideration of the Buyer’s execution and delivery of this Agreement and acquiring the Membership Interests hereunder, and in addition to Seller’s other obligations under this Agreement, the Sellers hereby agrees to defend and indemnify Buyer and its Affiliates and subsidiaries and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the “Buyer Indemnified Parties”) and the Sellers do hereby agree to hold the Buyer Indemnified Parties forever harmless, from and against any and all Claims made, brought or asserted against the Buyer Indemnified Parties, or any one of them, and the Seller, each individually, hereby agree to pay or reimburse the Buyer Indemnified Parties for any and all Claims payable by any of the Buyer Indemnified Parties to any Person, including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable Law, through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by the Seller in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or Obligation of the Sellers contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (iii) any Claims brought or made against the Buyer Indemnified Parties, or any one of them, by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto or thereto, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the sale of the Shares, or the status of the Buyer or holder of any of the Securities, as a buyer and holder of the Shares. To the extent that the foregoing undertaking by the Sellers may be unenforceable for any reason, the Sellers shall make the maximum contribution to the payment and satisfaction of each of the Claims covered hereby, which is permissible under applicable Law.

16.	Notices. All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing, unless otherwise specified in this Agreement, and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Each Sellers:	c/o Lust for Life Footwear, LLC
1086 Teaneck Road, Suite 3D
Teaneck, NJ 07666

If to the Buyer:	Per the address found on the signature page.

or to such other addresses any party shall have specified by notice in writing to the other.

17.	Applicable Law. The Parties acknowledge and agree that any controversy or claim or litigation arising out of or relating to this Agreement shall be governed by and in accordance with the laws of the State of New Jersey. In the event of litigation in a court of law, the parties hereby agree to submit to the jurisdiction of the United States District Court for the Bergen County of New Jersey applying New Jersey law.

18. Attorney’s Fees. In any action or proceeding brought by any party against the other, the substantially prevailing party shall, in addition to other allowable costs, by entitled to an award of reasonable attorney’s fees.

19.	Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement.

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

21.	Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

22.	Entire Agreement/Amendment. This Agreement supersedes all previous Agreements between the Parties herein and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement shall supersede all previous Business Agreements relating to the Company and shall completely terminate the Seller’s interest in and all business relationships with the Company and between or among the parties signing this Agreement. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all Parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The Parties agree that all such signatures may be transferred to a single document upon the request of any Party.

24.	Vesting/recordation. The parties shall furnish to each other, in form and substance reasonably satisfactory to Buyer, assignments or other instruments of transfer and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all right, title and interest in and to the Membership Interest, specifically the Membership Interest Certificates effectively executed by Seller and the return to treasury by the Member, in proper statutory form for recording if such recording is necessary or appropriate.

THIS SPACE INTENTIONALLY BLANK SIGNATURE PAGE TO FOLLOW

[Signature page Lust for Life Footwear, LLC Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS

Seller	% Held	Purchase Shares Received	Signature	Date

Steven Berend	4%	3,112	/s/ Steven Berend	8/22/2019

Linda Redlisky	3%	2,334	/s/ Linda Redlisky	8/22/2019

Karen Berend	49.5%	38,506	/s/ Karen Berend	8/22/2019

David Berend	21.75%	16,919	/s/ David Berend	8/22/2019

Sarah Malaquias	21.75%	16,919	/s/ Sarah Malaquias	8/22/2019

TOTAL	100%	77,789

BUYER

/s/ Conrad Huss
Conrad Huss, Director & CEO
Leaf of Life Holdings Ltd.

Address: